恒生銀行
HANG SENG BANK

CUSTOMER'S COPY

Our Ref: Corporate Banking – A LN170616

Confidential

21 June 2017

Bonso Advanced Technology Limited
Room 1404 14/F
Cheuk Nang Centre
9 Hillwood Road
Tsim Sha Tsui
Kowloon

Attention: Mr. Anthony So

Dear Sirs,

BANKING FACILITIES

With reference to our recent discussions and further to our facility letter dated **16 February 2017** (the **"Existing Facility Letter"**), we, Hang Seng Bank Limited (the "**Bank**") have reviewed your banking facility/ facilities (the "**Facilities**") and are pleased to advise that the terms and conditions under "Undertakings" section of the Existing Facility Letter will be revised.

1. <u>Borrower</u>

Bonso Advanced Technology Limited

2. <u>Facilities and Conditions</u>

For RLN1 and RLN2 facilities

<u>Condition(s)</u>:

(1) Each drawdown of the RLN1 and RLN2 facilities shall be against 100% of the pledged securities (the Charged Securities as mentioned in the Security section below) in current market value (the "CMV").

(2) The drawdown proceeds from the RLN1 and RLN2 facilities shall be restricted for purchasing of investment product(s) (the "Purchased Securities") through the Bank.

(3) The Purchased Securities shall be pledged to the Bank as Charged Securities (as mentioned in the Security section below) for the RLN1 and RLN2 facilities throughout the loan tenor.

Bonso Advanced Technology Limited
Our Ref: Corporate Banking – A LN170616

3. **Undertakings**

The Borrower and the under-mentioned undertaking parties (if any) will undertake to the Bank as follows:-

(1) Bonso Electronics Limited undertakes to maintain financial investments/ insurance with the Bank of not less than USD500,000 or equivalent in other currencies.

(2) The Borrower shall provide additional security or pay down the outstanding balance of the Facilities within 14 Business Days upon receipt the notice from the Bank to restore the Loan-To-Valuation Ratio at 100% or below in any event if the Loan-To-Valuation Ratio exceeds 105%.

"Loan-To-Valuation Ratio" means the ratio of aggregate outstanding amount of the Facilities to the current market value (in the opinion of the Bank's approved valuer) of the Property plus the value of Charged Securities.

(3) The Borrower and/or guarantor(s) (if applicable) shall, upon receipt of notification from the Bank that the outstanding balance of the RLN1 and RLN2 facilities exceeds the Tangible Security Value, provide additional security to the Bank or pay down the outstanding of the RLN1 and RLN2 facilities to reduce the outstanding balance of the RLN1 and RLN2 facilities at or below the Tangible Security Value.

"Tangible Security Value" means the current market value (in the opinion of the Bank's approved valuer) of the Property and Charged Securities from time to time (as discounted by lending ratios applicable to different categories of charged securities where such ratios shall be determined by the Bank from time to time as it may see fit).

Save for the revisions mentioned above, all the other terms and conditions in the Existing Facility Letter shall remain unchanged and provided always that all facilities shall remain subject to review at any time and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities.

Please arrange for the enclosed copy of this letter to be signed by the Borrower and all guarantor(s) and security provider(s) of the Facilities and return the same to the Bank with Board Resolution(s) and Shareholder's Resolution(s) (if applicable) of the Borrower and all guarantor(s) and security provider(s) within one month from the date of this letter, failing which our offer shall lapse unless it is extended by us at our absolute discretion.

Should you have any queries, please do not hesitate to contact the following persons:-

Queries on	Name	Telephone No.
Banking arrangement	Mr. Au Yee Chun, Matthew	21984947
Factoring arrangement	Ms. Joan Kwan	21988678
Insurance	Mr. Stanley Ng	36625056
	Mr. John Li	21982522
Remittance	Mr. Billy Chow	21984534
	Remittance Hotline	21986919
Wealth management	Ms. Rita Yeung	21985534
Execution of documents	Documentation Hotline	21982094

We are pleased to be of continued assistance.

Yours faithfully,

For and on behalf of
Hang Seng Bank Limited

CHAN Ying-tung, Kelly AU Yee-chun, Matthew

Authorized Signature(s)

I/We hereby accept the Facilities and agree to be bound by all the terms and conditions set out in this letter, the Existing Facility Letter and the Standard Terms and Conditions for Banking Facilities, which I/we have read and understood.

For and on behalf of
BONSO ADVANCED TECHNOLOGY LTD.

Authorized Signature(s)

Bonso Advanced Technology Limited

I/We agree to act as guarantor/ security provider of the Facilities upon the terms and conditions set out in this letter, the Existing Facility Letter and the Standard Terms and Conditions for Banking Facilities.

For and on behalf of
BONSO INVESTMENT LTD.

....
Authorized Signature(s)

Bonso Investment Limited

For and on behalf of
BONSO ELECTRONICS LTD.

....
Authorized Signature(s)

Bonso Electronics Limited

For and on behalf of
BONSO ELECTRONICS INTERNATIONAL INC.

....
Authorized Signature(s)

Bonso Electronics International Inc.

VL/al